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                                                      FOR MORE INFORMATION:
                                                      Johnnie W. Domingue
                                                      Chief Financial Officer
                                                      713-784-7429



TRANSCOASTAL COMPLETES ACQUISITION OF DICKSON GMP INTERNATIONAL, INC.


HOUSTON, TEXAS, September 1, 1998 - TransCoastal Marine Services, Inc. (Nasdaq:
TCMS) today completed the acquisition of Dickson GMP International, Inc. and four affiliated companies. Dickson, which performs project management, fabrication and installation of specialized oil and gas production facilities worldwide, had revenues in 1997 of approximately $44 million and is expected to exceed that amount in 1998.

The final terms of the agreement call for TransCoastal to acquire all the outstanding stock of the Dickson companies for $10 million in cash and 1.3 million shares of TransCoastal common stock. The agreement also provides the potential for the Dickson shareholders to receive an additional $7.3 million in cash and 0.4 million shares of TransCoastal common stock if certain financial targets are achieved by the Dickson companies by September 1, 1999.

"We are very excited to have finalized the deal with Dickson. Their expertise and experience internationally matches up with our fabrication, pipelay, and burial equipment expertise in shallow water and the transition zone. This opens up contract opportunities that neither company could have gone after alone," stated Bo Smith, president and chief operating officer of TransCoastal. "These potential contracts range in revenue expectations from $60 million to $100 million and extend over one to two years," continued Smith.

Fred Gallander, CEO of the Dickson companies, will continue with his management responsibilities for the Dickson companies as their president and will join the TransCoastal board of directors. Gallander stated, "I am personally looking forward to tackling some of these business opportunities that Dickson would have been unable to bid on in the past. But now with the assets and resources TransCoastal has to offer, we will be very competitive in certain international markets."

TransCoastal Marine Services, Inc. is headquartered in Houston, Texas, with two divisions focused on pipeline/offshore services and marine fabrication. The pipeline/offshore services division includes pipeline installation and repair, primarily in
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the transition zone and shallow water regions worldwide. For all water depths, the company performs hydrostatic testing and commissioning of pipelines. The fabrication division is focused on the construction and refurbishment of drilling rigs, barges, production platforms and related facilities.


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This press release may contain forward-looking statements concerning results of operations, profitability of the company, and marketplace trends. These statements are based on many assumptions and other factors, including dependence on the cyclical oil and gas industry, competitive pricing, and the performance of fixed-price contracts. Many of these factors are discussed in the Annual Report on Form 10-K for the year ended December 31, 1997, and the Quarterly Report on Form 10-Q for the three months ended June 30, 1998. Any changes in such assumptions or factors could produce materially different results.